CGX ENERGY INC.
The “Reporting Issuer” or the “Company”

FORM NI 51-101FI – STATEMENT OF RESERVES DATA AND OTHER OIL AND GAS
INFORMATION

For the Fiscal Year Ended December 31, 2017

This is the form referred to in item I of section 2.1 of National Instrument 51-101
Standards of Disclosure for Oil and Gas Activities (“NI 51-101 “). Terms for which a meaning is given in NI 51-101 have the same meaning in this Form 51-101F1.

PART 1	DATE OF STATEMENT

Item 1.1 Relevant Dates

1.	The date of this report and statement is: March __, 2018
2.	The effective date of information provided in this statement is as of the Company’s fiscal year ended: December 31, 2017
3.	The date of preparation the information provided herein is: March __, 2018

PART 2	DISCLOSURE OF RESERVES DATA

This Section does not apply to the Company.

PART 3	PRICING ASSUMPTIONS

This Section does not apply to the Company.

PART4	CHANGES IN RESERVES & FUTURE NET REVENUE

This Section does not apply to the Company.

PART 5	ADDITIONAL INFORMATION RELATING TO RESERVES DATA

This Section does not apply to the Company.

PART 6	OTHER OIL AND GAS INFORMATION

Item 6.2 Properties With No Attributed Reserves
a) The Company’s unproved properties are outlined in the following table.

Unproved Properties	Date of Grant	Term of Exploration Licence[2] (years)	Gross Area (acres)	Net Area (acres)
Guyana
Corentyne PA	November 27, 2012	4[1]	1,163,619	1,163,619
Berbice PA	February 12, 2013	4[1]	814,194	504,800
Demerara PA	February 12, 2013	4[1]	741,612	741,612

Guyana Subtotal			2,719,425	2,410,031

Company Total			2,719,425	2,410,031

Notes	PA: Petroleum Agreement
PPL: Petroleum Prospecting Licence
1: Can be renewed for two additional terms of three years (ie. total of 10 years)
2: If a significant discovery is made, the area surrounding the discovery can be converted to a 25 year
Production Licence subject to the approval of the Government of Guyana.

Item 6.6	Costs Incurred

The net costs incurred by the Company to the Company’s participating interest share of its oil and gas properties in the Company’s most recently completed financial year ended December 31, 2017, (not including lease payments during 2015): U.S.$1,609,389.

Item 6.7	Exploration and Development Activities

The Company’s most important current and short-term future planned oil and gas exploration activities, consist of:

a)	On the Corentyne PA, phase two of the first renewal period will be fulfilled by the drilling of an exploration well prior to November 27, 2019.

b)

On the Berbice PA, phase one of the first renewal period will be fulfilled by compiling all relevant data, information and budgetary allocations for a geochemical survey and submitting those documents to the Guyana Geology and Mines Commission (GGMC) prior to August 12, 2018 and phase two will be fulfilled by (a) completing a 120 square kilometer (minimum requirement) geochemical survey and (b) commencing a seismic program defined by the geochemical survey before February 12, 2020. CGX’s previous commitment on Berbice was fulfilled by acquiring 3,005 km of airborne geophysical data, which included gravity and magnetic data, plus it’s processing and interpretation.

c)

On the Demerara PA, phase two of the first renewal period will be fulfilled by (a) completing any additional 3D seismic processing and planning and (b) securing all regulatory approvals for the drilling of one exploration well prior to February 12, 2020 CGX’s prior seismic-related obligations were fulfilled by acquiring 3,116 km2 of 3D seismic. Additionally, 6,485 line kilometres of marine gravity and magnetic data were also acquired while sailing. Acquisition of these data sets was completed in December 2014.

Form 51-101F2

The companion Form 51-101F2 “Report On Reserves Data By Independent Qualified Reserves Evaluator Or Auditor” to this Form 51-101F1 filed concurrently and is nil because the Company is an exploration stage company and has no reserves to report on.

Form 51-101F3

The companion Form 51-l01F3 “Report of Management and Directors on Oil and Gas Disclosure” pertaining to this Form 51-101F1 is filed concurrently with this Form 51-101F1.

FORM 51-101F2 – REPORT ON RESERVES DATA BY
INDEPENDENT QUALIFIED RESERVES
EVALUATOR

This is the form referred to in item 2 of section 2.1 of National
Instrument 51-101 Standards of Disclosure for Oil and Gas
Activities (“NI 51-101 “). Terms to which a meaning is ascribed in
NI 51-101 have the same meaning in this form.

Report on Reserves Data

This Form 51-101F2 report is filed concurrently with Forms 51-101FI and 51-101F3. This is a nil and blank report because the Company is an exploration stage company and has no oil and gas reserves to report.

Dated effective December 31, 2017.

FORM 51 - 101F3 – REPORT OF MANAGEMENT AND DIRECTORS
ON OIL AND GAS DISCLOSURE

This is the form referred to in item 3 of section 2.1 of National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities (“NI 51-101”). This form does not apply in British Columbia.

1.	Terms to which a meaning is ascribed in NI 51-101 have the same meaning in this form.[1]

2.	The report referred to in item 3 of section 2.1 of NI 51-101 shall in all material respects be as follows:

Report of Management and Directors
on Reserves Data and Other Information

Management of CGX Energy Inc. (the “Company”) is responsible for the preparation and disclosure of information with respect to the Company’s oil and gas activities in accordance with securities regulatory requirements. The Company is a reporting issuer involved in oil and gas activities pursuant to NI 51-101; however, as of December 31, 2016, the Company did not have any reserves or related future net revenue from reserves. As a result no reserves data for the Company has been disclosed as of December 31, 2017.

The Company has not commissioned an independent qualified reserves evaluator to evaluate the Company’s reserves data as the Company has no reserves at this time and no report of an independent qualified reserves evaluator will be disclosed by the Company for the period from January 1, 2017 to December 31, 2017.

The board of directors of the Company has reviewed the position of the Company as of December 31, 2017 and has determined that, as of that date, the Company has no reserves data.

The board of directors has reviewed the Company’s procedures for assembling and reporting other information associated with oil and gas activities and has reviewed that information with management. The board of directors has approved:

(a)	the content and filing with securities regulatory authorities of the reserves data and other oil and gas information; and

(b)	the content and filing of this report.

Because the reserves data are based on judgments regarding future events, actual results will vary and the variations may be material.

_______________________________________
1 For the convenience of readers, Appendix 1 to Companion Policy 5l-101CP sets out the meanings of terms that are printed in italics in sections 1 and 2 of this Form or in NI 51-101, Form 51-101 Fl, Form 51-101F2 or the companion Policy.

Tralisa Maraj
Chief Financial Officer

Peter Volk
General Counsel

Suresh Narine
Executive Director

Dennis Mills
Director

March __, 2018